Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

September 13, 2022

The Board of Directors

First Seacoast Bancorp, Inc.

633 Central Avenue

Dover, NH 03820

Re:	First Seacoast Bancorp, Inc.

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”), of First Seacoast Bancorp, Inc. (the “Company”). We have reviewed the Company’s Articles of Incorporation, the Company’s Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion and Reorganization of First Seacoast Bancorp, MHC (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution, and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form S-1 and to the reference to our firm under the caption “Legal Matters” in the Prospectus contained in the Form S-1.

Very truly yours,

/s/ Luse Gorman, PC

Luse Gorman, PC